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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                               September 19, 2003

                                   ----------
                Date of Report (Date of earliest event reported)

                           Wabash National Corporation

               --------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                   1-10883                52-1375208
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     (State or other              (Commission             (IRS Employer
       jurisdiction                 File No.)           Identification No.)
    of incorporation)

              1000 Sagamore Parkway South, Lafayette, Indiana 47905

               --------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (765) 771-5310

               --------------------------------------------------
                                 Not applicable

               --------------------------------------------------
          (Former name or former address, if changed since last report)


                             Exhibit Index on Page 7

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


Item 2.    Acquisition or Disposition of Assets

On September 19, 2003, the Company closed the sale (the "Asset Sale") of certain of the assets of its trailer leasing and rental, and wholesale aftermarket parts distribution businesses to Aurora Trailer Holdings, LLC ("Aurora"). BB&T Capital Markets served as the financial advisor to the Company on the asset sale. As a result of arm's length negotiations and a process involving multiple interested parties, the Company received approximately $53.3 million in cash. A copy of the press release announcing the asset divestiture is attached hereto as Exhibit
99.2 and is incorporated herein by reference. The Asset Purchase Agreement, as amended, which contains the terms of the transaction and the consideration received, is attached hereto as Exhibit 2.01 and 2.02.

Derek Nagle, the former Senior Vice President of the Company and former President of its North American Trailer Centers, is an officer of Aurora and we expect will be involved in the management of the operation of the assets as acquired by Aurora.

Pro Forma financial information reflecting the estimated effects of the Asset Sale and the bank financing, described below, and the previously announced Unsecured Convertible Notes offering (the "Refinancing") are included herein in
Item 7.

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Item 5.    Other Events and Required FD Disclosure


On September 23, 2003, the Company announced the closing and funding of a new three year $222 million bank financing package. The Loan and Security Agreement is attached hereto as Exhibit 10.51. In connection with the Asset Sale and the Refinancing, the Company incurred approximately $21 million in debt extinguishment costs and approximately $2 million in asset disposition charges. A copy of the press release announcing the refinancing is attached hereto as
Exhibit 99.1 and is incorporated herein by reference.



Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        (a)      Financial Statements
                 None

        (b)      Pro Forma Financial Information

                 Unaudited Pro Forma Consolidated Statement of Operations For the Year Ended December 31, 2002

                 Unaudited Pro Forma Consolidated Statement of Operations For the Six Months Ended June 30, 2003

                 Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2003

                 Notes to Unaudited Pro Forma Consolidated Financial Statements

Pro Forma Financial Information

Wabash has prepared the following unaudited pro forma consolidated financial statements to illustrate the estimated effects of the Asset Sale and the Refinancing. The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2002 and for the six month period ended June 30, 2003 give effect to the transactions as if they had occurred as of the beginning of the respective periods. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the transactions as if they had occurred on June 30, 2003. The transactions and the related adjustments are described in the accompanying notes. The Pro Forma Financial Statements are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Financial Statements do not purport to represent what the Company's results of operations or financial condition would actually have been had the transactions in fact occurred on such dates or to project the Company's results of operations or financial condition for any future period or date. The Pro Forma Financial Statements should be read in conjunction with the historical financial statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company Form 10-K for the year ended December 31, 2002 and its Form 10-Q for the quarter ended June 30, 2003.



                           Wabash National Corporation
     Pro Forma Statement of Operations for the Year Ended December 31, 2002
                 Dollars in Thousands, Except Per Share Amounts
                                  (Unaudited)


                                                                     Adjustments
                                                             ---------------------------
                                              Historical     Asset Sale(a)  Refinancing(c)  Pro forma
                                              ----------     ----------     --------------  ----------
Net Sales                                        819,568      $ (80,353)      $      --     $ 739,215
Cost of Sales                                    779,117        (60,885)             --       718,232
                                               ---------      ---------       ---------     ---------
Gross Profit (Loss)                               40,451        (19,468)             --        20,983

G & A                                             53,897         (3,248)             --        50,649
Selling                                           23,501         (3,438)             --        20,063
Restructuring Charges                              1,813             --              --         1,813
                                               ---------      ---------       ---------     ---------
Income (Loss) from Operations                    (38,760)       (12,782)             --       (51,542)

Other Income (Expense):
  Interest Expense                               (30,873)         2,965          10,108       (17,800)
  Trade Receivable Facility Costs                 (4,072)            --           4,072            --
  Foreign Exchange Gains and Losses, Net               5             --              --             5
  Other, net                                       2,232            (28)             --         2,204
                                               ---------      ---------       ---------     ---------
Income (Loss) before Income Taxes                (71,468)        (9,845)         14,180       (67,133)

Income Tax (Benefit) Expense                     (15,278)            --              --       (15,278)
                                               ---------      ---------       ---------     ---------

Net Income (Loss)                                (56,190)        (9,845)         14,180       (51,855)

Preferred Stock Dividends                          1,563             --              --         1,563
                                               ---------      ---------       ---------     ---------
Net Loss Applicable to Common Stockholders     $ (57,753)     $  (9,845)      $  14,180     $ (53,418)
                                               =========      =========       =========     =========
Basic and Diluted Net Loss Per Share           $   (2.43)                                   $   (2.25)
                                               =========                                    =========
Weighted average shares outstanding               23,791                                       23,791
                                               =========                                    =========

                           Wabash National Corporation
    Pro Forma Statement of Operations for the Six Months Ended June 30, 2003
                 Dollars in Thousands, Except Per Share Amounts
                                   (Unaudited)


                                                                    Adjustments
                                                              ------------------------
                                               Historical     Asset Sale (a)   Refinancing (c)  Pro forma
                                               ----------     ----------       -----------      ---------
Net Sales                                      $ 452,739      $ (40,855)        $      --      $ 411,884
Cost of Sales                                    406,709        (33,759)               --        372,950
Loss on Asset Impairment                          28,500        (28,500)               --             --
                                               ---------      ---------         ---------      ---------

Gross Profit (Loss)                               17,530         21,404                --         38,934
                                                                                                      --
G & A                                             18,433         (1,047)               --         17,386
Selling                                           11,240         (1,342)               --          9,898
                                               ---------      ---------         ---------      ---------

Income (Loss) from Operations                    (12,143)        23,793                --         11,650

Other Income (Expense):
  Interest Expense                               (18,259)         1,279             9,380         (7,600)
  Trade Receivable Facility Costs                   (625)            --               625             --
  Foreign Exchange Gains and Losses, Net           5,589             --                --          5,589
  Other, net                                        (400)            27                --           (373)
                                               ---------      ---------         ---------      ---------

Income (Loss) before Income Taxes                (25,838)        25,099            10,005          9,266
Income Tax (Benefit) Expense                          --             --                --             --
                                               ---------      ---------         ---------      ---------

Net Income (Loss)                                (25,838)        25,099            10,005          9,266
Preferred Stock Dividends                            528             --                --            528
                                               ---------      ---------         ---------      ---------
Net Income (Loss) Applicable to
  Common Stockholders                          $ (26,366)     $  25,099         $  10,005      $   8,738
                                               =========      =========         =========      =========
Basic and Diluted Net Earnings (Loss)
  Per Share                                    $   (1.03)                                       $    0.34
                                               =========                                        =========
Weighted average shares outstanding               25,700                                           25,700
                                               =========                                        =========

                          Wabash National Corporation
                  Pro Forma Balance Sheet as of June 30, 2003
                              Dollars in Thousands
                                  (Unaudited)


                                                                                           Adjustments
                                                                                  -----------------------------
                                                                   Historical     Asset Sale (a)    Refinancing       Pro Forma
                                                                   ----------     ----------        -----------       ---------
Current Assets
  Cash and cash equivalents                                        $   6,615      $     143         $      --         $   6,758
  Accounts receivable, net                                            85,846         (6,888)               --            78,958
  Current portion of finance contracts                                 7,962             --                --             7,962
  Inventories                                                        139,461         (7,829)               --           131,632
  Prepaid expenses and other                                          21,409            (53)           (8,220)(d)        13,136
                                                                   ---------      ---------         ---------         ---------

    Total current assets                                             261,293        (14,627)           (8,220)          238,446

Property, Plant and Equipment, net                                   137,096           (643)               --           136,453
Equipment Leased to Others, net                                       64,867        (34,002)               --            30,865
Finance Contracts, net of current portion                             16,890             --                --            16,890
Goodwill, net                                                         35,444             --                --            35,444
Other Assets                                                          17,929             --             7,700 (e)        25,629
                                                                   ---------      ---------         ---------         ---------
                                                                   $ 533,519      $ (49,272)        $    (520)        $ 483,727
                                                                   =========      =========         =========         =========

Current Liabilities
  Current maturities of long-term debt                             $ 155,593      $      --         $(145,465)(f)     $  10,128
  Current maturities of capital lease obligations                     45,733        (42,227)               --             3,506
  Accounts payable                                                    65,018         (6,420)               --            58,598
  Other accrued liabilities                                           60,324            775                --            61,099
                                                                   ---------      ---------         ---------         ---------

    Total current liabilities                                        326,668        (47,872)         (145,465)          133,331

Long-Term Debt, net of current maturities                            134,184             --           166,165 (f)       300,349
Long-Term Capital Lease Obligations, net of current maturities         1,945             --                --             1,945
Other Non Current Liabilities and Contingencies                       21,654             --                --            21,654

Stockholders' Equity
  Preferred stock                                                          3             --                --                 3
  Common stock                                                           258             --                --               258
  Additional paid-in-capital                                         238,494             --                --           238,494
  Retained deficit                                                  (188,588)        (1,400)          (21,220)(g)      (211,208)
  Accumulated other comprehensive loss                                   180             --                --               180
  Treasury stock at cost                                              (1,279)            --                --            (1,279)
                                                                   ---------      ---------         ---------         ---------
Stockholders' Equity                                                  49,068         (1,400)          (21,220)           26,448
                                                                   ---------      ---------         ---------         ---------
                                                                   $ 533,519      $ (49,272)        $    (520)        $ 483,727
                                                                   =========      =========         =========         =========

                           WABASH NATIONAL CORPORATION

          NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                       ($ in thousands, except as noted)


(a)  Asset Sale

     On September 19, 2003, the Company completed the sale of certain of the assets of its leasing and rental and aftermarket parts businesses for approximately $53.3 million in cash. Net proceeds from the sale were used to repay a portion of its outstanding indebtedness. Loss on the disposition amounted to approximately $29.9 million, including a $28.5 million asset impairment charge recorded in the 2003 second quarter. Additionally, the Company anticipates a $0.6 million loss on the disposition of retained assets. The $1.4 million loss was derived as follows:


                 Assets sold                   $  53,100
                 Transaction costs                 1,600
                 Less proceeds                    53,300
                                               ---------
                                               $   1,400
                                               =========


(b)  Refinancing

     On August 1, 2003, the Company completed the sale of $125 million of 3.25% five-year senior unsecured convertible notes convertible into shares of the Company's stock, subject to market and other conditions. The Company used the net proceeds to repay a portion of its outstanding indebtedness. The notes have a conversion price of $19.20 or a rate of 52.0833 shares per $1,000 principal amount of note. The notes bear interest at 3.25% per annum payable semi-annually on February 1 and August 1. Costs associated with the transaction amounted to approximately $4.2 million and will be amortized over the term of the notes.

     On September 23, 2003, the Company entered into a $222 million three-year asset-based loan arrangement that includes a $47 million term loan and a $175 million revolver. The new financing will replace existing indebtedness and is expected to substantially lower the Company's cost of debt.

     The term loan is secured by Company's property plant and equipment. The revolver is secured by inventory and accounts receivable and the amount available to borrow varies in relation to the balances of those accounts.

     Interest on the term loan is variable, based on the London Interbank Offer Rate (LIBOR) plus 300 basis points, decreasing to 275 basis points after six months, or the banks alternative rate as defined in the agreement. Interest on the revolver is at LIBOR plus 275 basis points, decreasing to 250 basis points after six months. The Company pays a commitment fee on the unused portion of the facility at a rate of 37.5 basis points per annum. Additionally, the Company estimates fee associated with the transaction will amount to approximately $3.5 million, which will be amortized over the term of the loan.

     The term loan requires quarterly principal payments of $1.7 million commencing on January 1, 2004, with the balance due on September 23, 2006. The revolver is due on September 23, 2006. Beginning in March 2005, excess cash flow, as defined, is required to be used to reduce term loan indebtedness.

     The loan agreement contains covenants that require, among other things, minimum fixed charge coverage and maximum senior debt to EBITDA coverage. Also, the agreement place limits on capital expenditure and additional borrowings.

(c) To record the effects of the refinancing. Interest expense on the convertible notes is 3.25%. Interest on the term loan is LIBOR plus 300 basis points, decreasing to 275 basis points after six months. Interest on the revolver is at LIBOR plus 275 basis points, decreasing to 250 basis points after six months. Additionally, interest expense includes an unused facility fee at a rate of 37.5 basis points per annum, letter of credit fees and amortization of deferred loan costs. The average of the 30 day LIBOR was 1.76% for the year ended December 31, 2002 and 1.33% for the six months ended June 30, 2003. The effect of a 12.5 basis point change in LIBOR would change interest expense approximately $0.2 million and $0.1 million for the year and six month periods, respectively.

(d) To record the write off of the unamortized balance of deferred loan costs associated with debt being paid.

(e)  To record the deferred loan costs incurred with the refinancing.

(f)  To record the net effect of the refinancing as follows:


              Payment of existing debt               $ 145,465
              Additional borrowing related to:
                  Loan fees and cost                     7,700
                  Make whole fees                       13,000
                                                     ---------
                                                     $ 166,165
                                                     =========


(g) To record the expense associated with the early extinguishment of debt, including the write off deferred loan costs, as follows:


              Write-off of deferred debt cost         $  8,220
              Make whole fees                           13,000
                                                      --------
                                                      $ 21,220
                                                      ========


                       ----------------------------------


(c)      Exhibits
2.01     Asset Purchase Agreement dated July 22, 2003.
2.02     Amendment No. 1 to Asset Purchase Agreement dated September 19, 2003.
10.51    Loan and Security Agreement dated September 23, 2003.
99.1     Press Release of Wabash National Corporation issued September 23, 2003.
99.2     Press Release of Wabash National Corporation issued September 23, 2003.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            WABASH NATIONAL CORPORATION

Date: September 29, 2003                    By: /s/ Robert J. Smith
                                               --------------------------------
                                               Robert J. Smith
                                               Vice President & Controller


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